MORRISON HEALTH CARE, INC.

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Amounts in thousands, except per share data)



                                                             Year ended
                                     ------------------------------------------------------------

                                      May 31, 1998          May 31, 1997            June 1, 1996
                                     ----------------     -----------------     -----------------

Basic
-----
Average shares outstanding...........      11,938               11,785                11,673

Net income...........................     $11,552              $10,286               $ 9,280
                                     ================     =================     =================

Per share amount.....................     $  0.97              $  0.87               $  0.79
                                     ================     =================     =================

Diluted
-------
Average shares outstanding...........      11,938               11,785                11,673

Net effect of dilutive stock
 options and nonvested stock awards-
 based on the treasury stock
 method using average market price...         254                   56                    51
                                     ----------------     -----------------     -----------------

Total................................      12,192               11,841                11,724
                                     ================     =================     =================

Net income...........................     $11,552              $10,286               $ 9,280
                                     ================     =================     =================

Per Share amount.....................      $ 0.95              $  0.87               $  0.79
                                     ================     =================     =================